Exhibit 10.13

April 1, 2024

Endurance Opportunities I LLC

the Lender

Elauwit Connection, Inc.

the Borrower

Endurance – Elauwit Fixed Rate Loan Agreement

THIS LOAN AGREEMENT (this Agreement) is made on April 1, 2024 between:

(1)	Endurance Opportunities I LLC, a limited liability company formed in the State of Wyoming whose principal place of business is at 1621 Central Avenue, Cheyenne, WY 82001 (the Lender); and

(2)	Elauwit Connections, Inc., a company incorporated in the State of Delaware whose principal place of business is at 109 East 17th Street, Cheyenne, WY, 82001 (the Borrower).

BACKGROUND:

The Lender is willing to lend, and the Borrower is willing to borrow, $1,000,000 on the terms of this Agreement.

1.	Definitions

1.1	In this Agreement, the terms set forth below shall have the following meanings:

Affiliate means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with, that Person. For the purposes of this definition control means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting stock, through the right or power to appoint a majority of the board of directors, by contract or otherwise, and controlled by and under common control have corresponding meanings;

Borrower Account means the account of the Borrower with the following details:

Elauwit Connection, Inc.

TD Bank Wilmington, DE

or other account as the Borrower may designate from time to time as the “Borrower Account”;

Fixed Rate means 18.00 per cent. per annum;

Governmental Authority means any nation or government, any state or other political subdivision thereof, or any federal, state, local or foreign governmental or regulatory body, authority, bureau, agency division, branch, department, office or instrumentality or court or other judicial body, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government;

Initial Loan Amount means $1,000,000.

Insolvency Event means the occurrence of any of the following events:

(a)	the Borrower is dissolved (other than pursuant to a consolidation, amalgamation, or merger);

(b)	the Borrower becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	the Borrower makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	the Borrower institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation and in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition either: (i) results in a judgement of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or (ii) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(e)	the Borrower has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(f)	the Borrower seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(g)	the Borrower has a secured party to take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration, or other legal process levied, enforced, or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(h)	the Borrower causes or is subject to any event with respect to which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in (a) to (g) above (inclusive); or

(i)	the Borrower takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;

Interest Period means the period from (and including) the Start Date to (but excluding) the Repayment Date;

Loan means the loan made under the terms of this Agreement or the principal amount outstanding for the time being of such loan;

Payment Schedule means the payments of principal and interest to be made by the Borrower to the Lender as detailed in Exhibit I.

Person includes any individual, company, corporate, firm, limited liability company, partnership, joint venture, undertaking, association, organization, trust, joint stock company or Governmental Authority (in each case, whether or not having separate legal personality);

Repayment Account means the account of the Lender with the following details:

Endurance Financial LLC

TD Bank Philadelphia, PA

or such other account as the Lender may designate from time to time as a “Repayment Account”;

Repayment Date means, the earlier of:

(a)	the Scheduled Repayment Date;

(b)	if an event under paragraphs (a), (c), (e), or (f) or, to the extent analogous thereto, (h) of the definition of Insolvency Event has occurred in respect of the Borrower, immediately upon the occurrence of such event;

(c)	if an event under paragraph (d) or, to the extent analogous thereto, (h) of the definition of Insolvency Event has occurred in respect of the Borrower, the time immediately preceding the imposition of the relevant measures, the giving of the relevant notice or the presentation of the relevant petition; and

(d)	if an event under paragraphs (b), (g), or (i) or, to the extent analogous thereto, (h) of the definition of Insolvency Event has occurred and is continuing in respect of the Borrower, the date specified in a notice from the Lender to the Borrower, provided that such date may not fall earlier than the date of receipt of such notice by the Borrower;

Scheduled Repayment Date means May 1, 2029;

Start Date means April 1, 2024;

Tax means taxes on income, profits and gains and all other taxes, levies, duties, imposts, charges and withholdings in the nature of taxation properly imposed by any relevant Taxing Authority, together with all penalties, charges and interest relating to any of the foregoing;

Taxing Authority means any Governmental Authority responsible for the administration or collection of any Taxes;

USD means the lawful currency of the United States of America; and

VAT shall be construed as a reference to value added tax or any other tax of a similar fiscal nature imposed by the laws of any jurisdiction.

1.2	In this Agreement, unless otherwise specified or unless the context otherwise requires:

(a)	references to Clauses and paragraphs are references to clauses and paragraphs of this Agreement;

(b)	headings to Clauses are for convenience only and shall not affect the construction or interpretation of this Agreement;

(c)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been or may from time to time be amended, extended, re-enacted, or consolidated and to all statutory instruments or orders made under it;

(d)	any reference to a “day” or a “Business Day” shall be taken to be a reference to the whole of such day, being the period of 24 hours from midnight to midnight;

(e)	words denoting the singular shall include the plural and vice versa and words denoting a gender shall include all genders;

(f)	any reference to the Lender or the Borrower shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under this Agreement.

2.	Loan

2.1	Subject to the terms of this Agreement, the Lender agrees to lend to the Borrower, and the Borrower shall borrower from the Lender, the Initial Loan Amount on the Start Date.

2.2	On the Start Date, the Lender and the Borrower agree that the Lender’s obligation to advance the Initial Loan Amount to the Borrower shall be fully discharged and performed by the transfer of the Initial Loan Amount to the Borrower’s Account.

3.	Interest

3.1.	As remuneration for the Loan, the Borrower shall pay interest to the Lender in respect of the Loan for the Interest Period.

3.2.	Interest shall accrue on the Loan in respect of the Interest Period at the Fixed Rate calculated on a monthly basis using the 30/360 day count convention.

4.	Repayment

4.1.	The Loan, together with any accrued and unpaid interest thereon, shall be repaid or, in the case of interest, paid by the Borrower to the Repayment Account on the Repayment Date.

4.2.	The amount to be repaid on the Repayment Date in respect of the Loan shall be an amount denominated in USD equal to the Loan together with any accrued and unpaid interest thereon.

4.3.	Notwithstanding any other provision of this Agreement to the contrary, the Lender shall have the right to demand full repayment of outstanding principal and accrued interest by the Borrower in its sole and absolution discretion at any time after April 1, 2026 on the provision of 90 days’ written notice to Borrower. The Borrower’s failure to repay the full amount of principal and interest demanded by Lender by the provision of 90 days’ notice will constitute an event of default under this Agreement.

5.	Default Interest

If the Borrower fails to pay on the due date any amount payable in accordance with this Agreement (and, where such failure is caused by an administrative or technical error only, such failure is not remedied within three Business Days of the due date):

(a)	the Borrower shall pay interest in USD on that amount from the time of default up to the time of actual payment at a rate of twenty-four per cent. (24%), for such period as the Lender may from time to time select, at or about 11:00 AM (New York time) on the relevant date; and

(b)	interest under this Clause 5 shall accrue daily on the basis of a year of 360 days from and including the first day to the last day of each period for which a rate of interest is determined under this Clause 5 and shall be due and payable by the Borrower at the end of such period. So long as the default continues, the rate referred to in paragraph (a) above shall be calculated on a similar basis at the end of each period selected by the Lender. Interest payable under this sub-clause which is unpaid at the end of each such period shall thereafter itself bear interest at the rates provided in this paragraph.

6.	Failure to Pay

If the Borrower fail to pay any amount payable under this Agreement when due, it shall indemnify the Lender on demand against any funding cost, loss, expense, or liability (including legal fees), and irrevocable VAT thereon, reasonably sustained or incurred by the Lender as a result of such failure.

7.	Payments

7.1.	All payments under or in connection with Clauses 2 to 6 (inclusive) shall be made to the Lender in USD in immediately available funds on the due date for payment thereof as detailed in the Payment Schedule free from set-off or counterclaim and without deduction or withholding for or on account of any Taxes of whatsoever nature imposed, levied, collected, withheld or assessed (a Tax Deduction) unless the paying party (the Payer) is required by law to make any such Tax Deduction, after taking account of any available relief and provided that the other party (the Payee) has delivered to the Payer any documentation required in order for such relief to be claimed.

7.2.	If, with respect to any payment under or in connection with this Agreement made by the Payer to the Payee any Tax Deduction is required by law to be made from any payment under of in connection with Clauses 2 to 6 (inclusive), after taking account of any available relief and provided that the Payee has delivered to the Payer any documentation required in order for such relief to be claimed

(a)	the Payer will pay the relevant Taxing Authority the amount deducted or withheld and will supply to the Payee within 30 days of such payment being made an official receipt or other evidence of such payment and will give all reasonable assistance not involving the payment of monies to enable the Payee to recover the amount deducted or withheld as promptly as possible; and

(b)	the amount of any payment due from the Payer shall be increased to an amount which (after making any Tax Deduction) leaves the Payee with an amount equal to the amount which would have been received if no Tax Deduction had been required to be made.

7.3.	If the Payer makes an increased payment under Clause 7.2 and:

(a)	the Payee is entitled to a credit against, relief or remission for, or repayment of any Tax attributable to that payment;

(b)	the Payee has obtained, utilized and retained that credit against relief or remission for, or repayment of any Tax; and

(c)	the Payee’s Tax affairs for the period concerned have been finally settled,

the Payee shall (to the extent that it can do so without prejudice to the amount of such credit, relief, remission or repayment) pay an amount to the Payer which that Payee determines (in its sole discretion) will leave it (after that payment) in the same after Tax position as it would have been in had the circumstances giving rise to the requirement that the Payer make an increased payment not arisen provided that the Payee shall have an absolute discretion as to the order and manner in which it realizes and utilizes any credit against, relief, or remission for or repayment of any Tax.

7.4.	The Payee agrees that where an increased amount is paid under Clause 7.2, the Payee will take reasonable efforts to obtain and/or utilize any credit, relief, remission or repayment in respect of Tax to which it is entitled, provided that nothing in this Clause 7 shall oblige the Payee to take any action which it judges (in its sole discretion) will have a detrimental effect on its overall Tax affairs or to disclose any information to any Person regarding its Tax affairs or Tax computations.

7.5.	All payments made under this Agreement by way of indemnity, or for loss suffered as a result of a breach of representation or covenant, or for loss suffered under or in connection with this Agreement shall be adjusted to place such party in the same after-Tax position as it such party had not suffered such loss. For these purposes, loss suffered shall include, without limitation, all legal and other costs, charges and expenses (other than recoverable amounts in respect of VAT thereon) reasonably incurred by the Payee and its Affiliates in connection with preserving or enforcing, or attempting to preserve or enforce, its rights hereunder and in any such case the Payer undertakes to pay on written demand by the Payee or any of its Affiliates the amount of such cost, loss, expense or liability; provided that the Payee or any of its Affiliates is the successful party in relevant enforcement proceedings.

7.6.	Notwithstanding any provision of this Clause 7 to the contrary, the Payer shall not be required to make an increased payment under Clause 7.2(b) if any of the following applies:

(a)	the Tax Deduction is with respect to the branch profits Tax or any similar Tax that is imposed by the jurisdiction under the laws of which the Payer is organized or in which the Payer is conducting business or its principal office is located on amounts payable to the Payee; and

(b)	the Tax Deduction is with respect to withholding Tax imposed due to the failure or inability of the Payee to deliver to the Payer proper documentation as referred to in Clauses 7.1 and 7.2

8.	Assignment and Variation

8.1.	The Borrower shall not assign the benefit of, or transfer its obligations under, this Agreement except with the prior written consent of the Lender and any such assignment and/or transfer in violation hereof shall be void ab initio.

8.2.	The Lender shall not assign the benefit of this Agreement other than to an Affiliate of the Lender except with the prior written consent of the Borrower (such consent not to be unreasonably withheld) and any such assignment in violation hereof shall be void ab initio. The Lender shall notify the Borrower of the name and address of any such assignee and the principal amount of the Loan assigned.

8.3.	Any amendment or waiver of the terms of this Agreement shall be valid only if made in writing and signed by the Borrower and the Lender.

9.	Business Day Convention

If the Repayment Date would otherwise fall on a non-Business Day, it shall instead fall on the next Business Day unless that day falls in the next calendar month in which case the date for payment will be the first preceding day that is a Business Day.

10.	Notices

10.1.	Any notice or other communication to be given by one party to the others under, or in connection with, this Deed shall be in writing and signed by or on behalf of the party giving it. It shall be served be sending it by fax to the number set out in Clause 10.2 or delivering it by hand, or sending it by email to the email address set out in Clause 10.2, or sending it pre-paid recorded delivery, special delivery or registered post, to the address set out in Clause 10.2 and in each case marked for the attention of the party set out in Clause 10.2 (or as otherwise notified from time to time in accordance with the provisions of this Clause 10). Any notice so served by hand, fax or post shall be deemed to have been duly given:

(a)	in the case of delivery by hand, when delivered;

(b)	in the case of fax, at the time of confirmation if receipt;

(c)	in the case of email, on the same Business Day on which it has been sent or, if such notice was sent after 4:00 PM in the time zone where the recipient has its address for the time being, on the immediately following Business Day; and

(d)	in the case of prepaid recorded delivery, special delivery or registered post, at 10:00 AM New York time on the second Business Day following the date of posting,

provided that in each case where delivery by hand or by fax occurs after 6:00 PM New York time on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9:00 AM New York time on the next following Business Day.

10.2.	All notices, communications or demands shall be valid in accordance with this Clause if sent or delivered as follows:

To the Borrower:

Elauwit Connection, Inc.

Address: 109 East 17th Street, Cheyenne, WY 82001

Email: ###

Attention: Sean Arnette

To the Lender:

Endurance Financial LLC

Address: 1621 Central Avenue, Cheyenne, WY 82001

Email: ###

Attention: Stephanie Hawkins

10.3.	A party may notify the other parties at any time of a change to its details for the purposes of Clause 10.2 or of a change to its account details provided that such notification shall only be effective on:

(a)	the date specified in the notification as the date on which the change is to take place;

(b)	if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

11.	Counterparties

This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterparty of this Agreement by e-mail attachment (PDF) or telecopy shall be an effective mode of delivery.

12.	Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto in relation to the subject matter hereof and supersedes all previous proposals, arrangements, agreements, and other written communications and oral communications in relation thereto.

13.	Severability

Should any provisions of this Agreement be found invalid, illegal, or unenforceable for any reason, it is to be deemed replaced by the valid, legal, and enforceable provision most closely approximating the intent of the parties, as express in such provision, and the validity, legality, and enforceability of the remainder of this Agreement shall in no way be affected or impaired thereby.

14.	Governing Law

Governing Law

14.1.	This Agreement and any non-contractual obligations arising out of or in relation to this Agreement are governed by the laws of the Commonwealth of Pennsylvania.

Submission to Jurisdiction

14.2.	The parties agree that the courts of the Commonwealth of Pennsylvania shall have exclusive jurisdiction in relation to all disputes arising out of or in connection with this Agreement (including claims for set-off and counterclaims), including, without limitation, disputes arising out of or in connection with: (i) the creation, validity, effect, interpretation, performance or non-performance of, or the legal relationships established by, this Agreement; and (ii) any non-contractual obligations arising out of or in connection with this Agreement. For such purposes each party irrevocably submits to the jurisdiction of the courts of the Commonwealth of Pennsylvania and waives any objection to the exercise of such jurisdiction.

Inconvenient Forum and Enforcement Abroad

14.3.	Each party:

(a)	waives any objection to the choice of or submission to the courts of the Commonwealth of Pennsylvania on the grounds of inconvenient forum or otherwise as regards proceedings in connection with this Agreement; and

(b)	agrees that a judgment, declaration or other (whether interim or final) of a court of the Commonwealth of Pennsylvania in connection with this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

For Elauwit Connection, Inc.

By:	/s/ Barry Rubens

Name:	Barry Rubens

Title:	Chief Executive Office

For Endurance Financial LLC

By:	/s/ James Di Bartolo

Name:	James Di Bartolo

Title:	Authorized Member

Exhibit I – Payment Schedule

Borrower will make the following payments to Lender:

Month	Interest	Principal	Payment
5/1/2024	15,000.00	-	15,000.00
6/1/2024	15,000.00	-	15,000.00
7/1/2024	15,000.00	-	15,000.00
8/1/2024	15,000.00	-	15,000.00
9/1/2024	15,000.00	-	15,000.00
10/1/2024	15,000.00	-	15,000.00
11/1/2024	8,632.86	18,518.52	27,151.38
12/1/2024	8,632.86	18,518.52	27,151.38
1/1/2025	8,632.86	18,518.52	27,151.38
2/1/2025	8,632.86	18,518.52	27,151.38
3/1/2025	8,632.86	18,518.52	27,151.38
4/1/2025	8,632.86	18,518.52	27,151.38
5/1/2025	8,632.86	18,518.52	27,151.38
6/1/2025	8,632.86	18,518.52	27,151.38
7/1/2025	8,632.86	18,518.52	27,151.38
8/1/2025	8,632.86	18,518.52	27,151.38
9/1/2025	8,632.86	18,518.52	27,151.38
10/1/2025	8,632.86	18,518.52	27,151.38
11/1/2025	8,632.86	18,518.52	27,151.38
12/1/2025	8,632.86	18,518.52	27,151.38
1/1/2026	8,632.86	18,518.52	27,151.38

2/1/2026	8,632.86	18,518.52	27,151.38
3/1/2026	8,632.86	18,518.52	27,151.38
4/1/2026	8,632.86	18,518.52	27,151.38
5/1/2026	8,632.86	18,518.52	27,151.38
6/1/2026	8,632.86	18,518.52	27,151.38
7/1/2026	8,632.86	18,518.52	27,151.38
8/1/2026	8,632.86	18,518.52	27,151.38
9/1/2026	8,632.86	18,518.52	27,151.38
10/1/2026	8,632.86	18,518.52	27,151.38
11/1/2026	8,632.86	18,518.52	27,151.38
12/1/2026	8,632.86	18,518.52	27,151.38
1/1/2027	8,632.86	18,518.52	27,151.38
2/1/2027	8,632.86	18,518.52	27,151.38
3/1/2027	8,632.86	18,518.52	27,151.38
4/1/2027	8,632.86	18,518.52	27,151.38
5/1/2027	8,632.86	18,518.52	27,151.38
6/1/2027	8,632.86	18,518.52	27,151.38
7/1/2027	8,632.86	18,518.52	27,151.38
8/1/2027	8,632.86	18,518.52	27,151.38
9/1/2027	8,632.86	18,518.52	27,151.38
10/1/2027	8,632.86	18,518.52	27,151.38
11/1/2027	8,632.86	18,518.52	27,151.38
12/1/2027	8,632.86	18,518.52	27,151.38
1/1/2028	8,632.86	18,518.52	27,151.38
2/1/2028	8,632.86	18,518.52	27,151.38

3/1/2028	8,632.86	18,518.52	27,151.38
4/1/2028	8,632.86	18,518.52	27,151.38
5/1/2028	8,632.86	18,518.52	27,151.38
6/1/2028	8,632.86	18,518.52	27,151.38
7/1/2028	8,632.86	18,518.52	27,151.38
8/1/2028	8,632.86	18,518.52	27,151.38
9/1/2028	8,632.86	18,518.52	27,151.38
10/1/2028	8,632.86	18,518.52	27,151.38
11/1/2028	8,632.86	18,518.52	27,151.38
12/1/2028	8,632.86	18,518.52	27,151.38
1/1/2029	8,632.86	18,518.52	27,151.38
2/1/2029	8,632.86	18,518.52	27,151.38
3/1/2029	8,632.86	18,518.52	27,151.38
4/1/2029	8,632.86	18,518.52	27,151.38